UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 7, 2012

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

Nevada	88-0314792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Bala Plaza East, Suite 101
Bala Cynwyd, PA 19004
(Address and zip code of principal executive offices)

(610) 784-2000
(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 7, 2012, Skinny Nutritional Corp. (the “Company”) and Ironridge Global IV, Ltd. (“Ironridge” or “Creditor”) entered into a settlement agreement regarding a previously entered Order for Approval of Stipulation for Settlement of Claims (the “Stipulation”) between the Company and Ironridge that was entered into on January 23, 2012 and approved by the Superior Court of the State of California, County of Los Angeles, Central District. The agreement seeks to resolve the Company’s future obligations under such Stipulation. The agreement provides for the following transactions in furtherance of its purpose: (i) the sale by Creditor to third parties of 50,000,000 shares of the Common Stock of the Company at a price of $.007 per share for aggregate gross proceeds of $350,000; (ii) the issuance by the Company to Ironridge of 20,000,000 additional shares of Common Stock of the Company pursuant to the Stipulation; and (iii) the payment by the Company to Creditor of $350,000. The agreement provides that, upon payment in full by the Company to Creditor of all amounts, and any required performance by third parties, the Stipulation will be fully performed and the Company will have no further obligations thereunder to Creditor. The agreement also includes a mutual general release of claims.

Ironridge has notified the Company that required third party actions under the agreement were not fully completed.  The Company believes that it has performed its obligations under the agreement and that any failure to perform by third parties is not within its control. Ironridge has issued correspondence to the Company claiming additional shares for the alleged breach. The Company disputes such claims.

The foregoing summary of the agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transactions described in Item 1.01 of this Current Report, on June 7, 2012, the Company obtained an increased commitment in the principal amount of $300,000 from its lender, United Capital Funding Corp., and a loan in the principal amount of $50,000 from Michael Salaman, the Company’s Chief Executive Officer and Chairman. These loans are evidenced by promissory notes issued by the Company. Both of the above promissory notes are due and payable in 60 days and bear interest at the rate of 12% per annum. The promissory note issued to United Capital Funding Corp. is secured by all of the Company’s inventory and accounts receivable. United Capital Funding Corp. currently provides the Company with a credit line under a Factoring Agreement, which credit is secured by all of the Company’s inventory and accounts receivable under a Loan Agreement dated as of April 1, 2009. The repayment of the promissory note issued to United Capital Funding Corp. is personally guaranteed by Mr. Salaman.

The foregoing summary of the promissory notes do not purport to be complete and is subject to, and is qualified in its entirety by, the actual forms of promissory notes, which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

On January 27, 2012, the Company filed a Current Report on Form 8-K reporting that it had issued an aggregate of 65,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Initial Shares”), to Ironridge, in settlement of $1,255,231.64 in bona fide accounts payable of the Company (the “Accounts Payable”). As previously reported, the Initial Shares were issued pursuant to the Stipulation. In addition, as previously reported, the Stipulation provides that for every ten million shares of the Company’s Common Stock that trade during the a defined calculation period, or if at any time during such period a daily VWAP is below 80% of the closing price on the day before the issuance date, the Company will immediately issue additional shares (each, an “Additional Issuance”), subject to a 9.99% beneficial ownership limitation specified in the Stipulation. Accordingly, pursuant to the adjustment mechanism specified in the Stipulation, on June 4, 2012, the Company issued an additional 21,000,000 shares of Common Stock to Ironridge. Further, in connection with the agreement described above under Item 1.01 of this Current Report, the Company issued an additional 20,000,000 shares of Common Stock to Ironridge on June 8, 2012 pursuant to the adjustment mechanism. The Additional Issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions.

Pursuant to the promissory note issued to United Capital Funding Corp. as described in Item 2.03 of this Current Report, the Company agreed to issue 3,000,000 shares of Common Stock to United Capital Funding Corp. Such issuance is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, inasmuch as the Company believed the acquirer is an accredited investor and the securities will be issued without any form of general solicitation or general advertising.

2

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed herewith

Exhibit No.	Description

4.1	Promissory Note Issued to United Capital Funding Corp.
4.2	Promissory Note Issued to Michael Salaman
10.1	Settlement Agreement

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skinny Nutritional Corp.

By: /s/ Michael Salaman

Name: Michael Salaman
Title: Chief Executive Officer
Date: June 13, 2012

4

EXHIBIT INDEX

Exhibit No.	Description

4.1	Promissory Note Issued to United Capital Funding Corp.
4.2	Promissory Note Issued to Michael Salaman
10.1	Settlement Agreement

5